Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-262943

Dated August 12, 2024

Eli Lilly and Company

$5,000,000,000 aggregate principal amount of Notes offered

Pricing Term Sheet

4.150% Notes due 2027 (the “2027 Notes”)

4.200% Notes due 2029 (the “2029 Notes”)

4.600% Notes due 2034 (the “2034 Notes”)

5.050% Notes due 2054 (the “2054 Notes”)

5.200% Notes due 2064 (the “2064 Notes”)

(collectively, the “Notes”)

Issuer:	Eli Lilly and Company

Trade Date:	August 12, 2024

Ratings:*	A1 (Positive outlook) Moody’s A+ (Stable outlook) S&P

Settlement Date:**	T+2; August 14, 2024

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

Academy Securities, Inc.

Loop Capital Markets LLC

Penserra Securities LLC

R. Seelaus & Co., LLC

AmeriVet Securities, Inc.

CastleOak Securities, L.P.

CAVU Securities LLC

C.L. King & Associates, Inc.

Siebert Williams Shank & Co., LLC

The 2027 Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	August 14, 2027

Coupon:	4.150% per year

Public Offering Price:	99.919% of principal amount, plus accrued interest, if any, from August 14, 2024

Yield to Maturity:	4.179%

Benchmark Treasury:	UST 3.750% due August 15, 2027

Spread to Benchmark Treasury:	T + 35 basis points

Benchmark Treasury Price and Yield:	99-24 7⁄8 / 3.829%

Interest Payment Dates:	February 14 and August 14, commencing February 14, 2025

Redemption Provisions:

Make-whole call:	At any time prior to July 14, 2027 at a discount rate of Treasury plus 7 basis points

Par call:	On or after July 14, 2027 at 100%

CUSIP / ISIN:	532457 CP1 / US532457CP17

The 2029 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	August 14, 2029

Coupon:	4.200% per year

Public Offering Price:	99.781% of principal amount, plus accrued interest, if any, from August 14, 2024

Yield to Maturity:	4.249%

Benchmark Treasury:	UST 4.000% due July 31, 2029

Spread to Benchmark Treasury:	T + 50 basis points

Benchmark Treasury Price and Yield:	101-04 / 3.749%

Interest Payment Dates:	February 14 and August 14, commencing February 14, 2025

Redemption Provisions:

Make-whole call:	At any time prior to July 14, 2029 at a discount rate of Treasury plus 10 basis points

Par call:	On or after July 14, 2029 at 100%

CUSIP / ISIN:	532457 CQ9 / US532457CQ99

The 2034 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	August 14, 2034

Coupon:	4.600% per year

Public Offering Price:	99.968% of principal amount, plus accrued interest, if any, from August 14, 2024

Yield to Maturity:	4.604%

Benchmark Treasury:	UST 3.875% due August 15, 2034

Spread to Benchmark Treasury:	T + 70 basis points

Benchmark Treasury Price and Yield:	99-24+ / 3.904%

Interest Payment Dates:	February 14 and August 14, commencing February 14, 2025

Redemption Provisions:

Make-whole call:	At any time prior to May 14, 2034 at a discount rate of Treasury plus 12 basis points

Par call:	On or after May 14, 2034 at 100%

CUSIP / ISIN:	532457 CR7 / US532457CR72

The 2054 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	August 14, 2054

Coupon:	5.050% per year

Public Offering Price:	99.510% of principal amount, plus accrued interest, if any, from August 14, 2024

Yield to Maturity:	5.082%

Benchmark Treasury:	UST 4.625% due May 15, 2054

Spread to Benchmark Treasury:	T + 88 basis points

Benchmark Treasury Price and Yield:	107-04+ / 4.202%

Interest Payment Dates:	February 14 and August 14, commencing February 14, 2025

Redemption Provisions:

Make-whole call:	At any time prior to February 14, 2054 at a discount rate of Treasury plus 15 basis points

Par call:	On or after February 14, 2054 at 100%

CUSIP / ISIN:	532457 CS5 / US532457CS55

The 2064 Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	August 14, 2064

Coupon:	5.200% per year

Public Offering Price:	99.966% of principal amount, plus accrued interest, if any, from August 14, 2024

Yield to Maturity:	5.202%

Benchmark Treasury:	UST 4.625% due May 15, 2054

Spread to Benchmark Treasury:	T + 100 basis points

Benchmark Treasury Price and Yield:	107-04+ / 4.202%

Interest Payment Dates:	February 14 and August 14, commencing February 14, 2025

Redemption Provisions:

Make-whole call:	At any time prior to February 14, 2064 at a discount rate of Treasury plus 15 basis points

Par call:	On or after February 14, 2064 at 100%

CUSIP / ISIN:	532457 CT3 / US532457CT39

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (No. 333-262943) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to this offering and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling BNP Paribas Securities Corp. at +1-800-854-5674, Citigroup Global Markets Inc. at +1-800-831-9146, Goldman Sachs & Co. LLC at +1-866-471-2526, J.P. Morgan Securities LLC at +1 212-834-4533 or Morgan Stanley & Co. LLC at +1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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